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                                                                     EXHIBIT 8.2

               [LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]






                          _____________________, 1998



CKS Group, Inc.
10441 Bandley Drive
Cupertino, CA  95014


Ladies and Gentlemen:


     This opinion is being delivered to you in connection with the filing of a registration statement on Form S-4 of a Joint Proxy Statement/Prospectus pursuant to the Agreement and Plan of Reorganization dated as of September 1, 1998 (the "Reorganization Agreement") by and among USWeb Corporation, a Delaware corporation ("USWeb"), USWeb Acquisition Corporation 134, a Delaware corporation and a wholly-owned subsidiary of USWeb ("Merger Sub") and CKS Group, Inc., a Delaware corporation ("CKS"). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into CKS (the "Merger"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as special legal counsel to CKS in connection with the preparation and execution of the Reorganization Agreement. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (1) the Reorganization Agreement; (2) representations and warranties made to us by USWeb, Merger Sub and CKS (the "Tax Representation Letters"); (3) the registration statement on Form S-4 of a Joint Proxy Statement/Prospectus of USWeb and CKS (the "Registration Statement"); and (4) such other instruments and documents related to the formation, organization and operation of USWeb, Merger Sub and CKS or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to
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GRAY CARY WARE & FREIDENRICH LLP
CKS Group, Inc.
_____________________, 1998
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us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us (including, but not limited to the Tax Representation Letters) are true and correct as of the date hereof and at the Effective Time, and no actions have been (or will be) taken which are inconsistent with such statements, descriptions and representations;

     4. The Merger will be consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the material provisions thereof), will be effective under the applicable state law, and will be reported by USWeb and CKS on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     5.   An opinion of Wilson Sonsini Goodrich & Rosati, PC, counsel to
USWeb, substantially identical in substance to this opinion, has been delivered and not withdrawn.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Tax Representation Letters are true and correct as of the Effective Time, then we are of the opinion that:

     1. For federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

     2. The discussion in the Registration Statement entitled "Material Federal Income Tax Considerations" accurately summarizes the material federal income tax consequences of the Merger (the "Consequences") to stockholders of CKS Common Stock who exchange such stock for USWeb Common Stock pursuant to the Reorganization Agreement.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the
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GRAY CARY WARE & FREIDENRICH LLP
CKS Group, Inc.
_______________________, 1998
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Merger or the transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the Consequences specifically discussed herein. No opinion is expressed as to any other matter, including any other tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger) under any foreign, federal, state, or local tax law.

     No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion has been delivered to you only for the purposes stated. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendments thereto. In giving this consent, however, we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                  Very truly yours,



                                  GRAY CARY WARE & FREIDENRICH LLP